UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
          Date of report (Date of earliest event reported): September 4, 2007 (August 29, 2007)
HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On August 29, 2007, Healthcare Realty Trust (“the Company”) acquired a fully-leased medical office building located on a new campus of a AA-rated hospital system in central Texas. The $26.3 million facility will be managed by the Company and occupied by physicians and outpatient hospital services. The building is currently 66% occupied, with the remainder of the space to be completed and occupied by the first quarter of 2008.
In conjunction with this acquisition, the Company has an agreement that it expects will result in the development of additional medical office facilities on the hospital campus. Additionally, the Company has under development a $33.0 million outpatient facility on a land parcel across from the new hospital. The Company expects that the hospital will take a significant portion of the building for additional primary care physicians and related diagnostic services.
This current report on Form 8-K contains forward-looking statements based on management’s current expectations. These statements have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Many of these factors are beyond the ability of the Company to control or predict. These factors are discussed in a 10-K filed with the SEC by the Company for the year ended December 31, 2006. Forward-looking statements represent the Company’s judgment as of the date of this report. The Company disclaims any obligation to update forward-looking material.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes
Senior Vice President and Chief Financial Officer

Date: September 4, 2007